Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blue Ridge Bankshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, no par value	457(c)	96,809,999	$2.77	$268,163,697.23	0.00014760	$39,581

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$268,163,697.23		$39,581

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$39,581

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)

This registration statement relates to the following securities to be offered for resale by the selling shareholders: (i) 53,922,000 shares of the registrant’s common stock, no par value per share (the “common stock”), issued and outstanding as of the filing date of this registration statement, (ii) 26,195,999 shares of common stock issuable upon the exercise of warrants, dated April 3, 2024 and June 13, 2024, to purchase common stock, (iii) 10,928,000 shares of common stock issuable upon the conversion or exchange of 2,732 shares of the registrant’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series C, par value $50.00 per share (the “Series C Preferred Stock”), and (iv) 5,764,000 shares of common stock issuable upon the exercise of a warrant, dated April 3, 2024, to purchase Series C Preferred Stock following such conversion or exchange.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock reported on the NYSE American on July 15, 2024.